  EXHIBIT 11.  STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


  The computation of net income per share for the three and six months ended June 30, 1994 and 1993 is as follows (000's omitted except per share amounts):

                                     Three months ended    Six months ended
                                           June 30,              June 30,
                                    1994            1993  1994           1993
                                    --------------------  -------------------
   Primary
   -------
   Net loss                         $(6,832)    $(2,966)   $(11,377) $(1,903)
   Reduced earnings due to
     dilution in ownership
     which  would result upon
     the  exercise of options
     and  warrants currently
     outstanding to purchase
     common shares of
     subsidiaries                        (2)         (8)        (11)       (4)
                                    --------    --------   ---------  --------


                                    $(6,834)    $(2,974)   $(11,388)  $(1,907)
                                    ========    ========   =========  ========
   Average common shares
     outstanding                     20,529      20,416      20,526    19,135
   Dilutive common equivalent
     issuable upon the  exercise
     of options and warrants
     currently outstanding to
     purchase common  shares of
     ICN Pharmaceuticals, Inc.            -           -           -         -
                                    --------    --------   ---------  --------
                                     20,529      20,416      20,526    19,135
                                    ========    ========   =========  ========

   Net loss per share               $  (.33)    $  (.15)   $   (.55)  $  (.10)
                                    ========    ========   =========  ========

   (continued)

  The computation of net income per share for the three and six months ended June 30, 1994 and 1993 is as follows (000's omitted except per share amounts):

                                     Three months ended     Six months ended
                                           June 30,             June 30,
                                    1994            1993  1994           1993
                                    --------------------  -------------------
   Fully Diluted
   -------------

   Net loss                          $(6,832)   $(2,966)   $(11,377) $(1,903)
   Reduced earnings due to
     dilution in ownership
     which would result upon
     the exercise of options
     and warrants currently
     outstanding to purchase
     common shares of
     subsidiaries                         (2)        (8)        (11)       (4)
   Interest expense on
     convertible debt                    555        798       1,099     1,625
                                     --------   --------    --------  --------

                                     $(6,279)   $(2,176)   $(10,289)  $  (282)
                                     ========   ========   =========  ========
   Average  common shares             20,529     20,416      20,526    19,135
     outstanding
   Dilutive common  equivalent
     shares issuable upon the
     exercise of options and
     warrants currently
     outstanding to purchase
     common shares of ICN
     Pharmaceuticals, Inc.               294        556         314       754

   Conversion of debentures            2,827      3,441       2,827     3,441

                                     --------   --------    --------  --------
                                      23,650     24,413      23,667    23,330
                                     ========   ========    ========  ========

   Net loss per share                $  (.27)   $  (.09)    $  (.43)  $  (.01)
                                     ========   ========    ========  ========